UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ◻
Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

Corvus Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧ No fee required.
◻ Fee paid previously with the preliminary materials.
◻ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2024

AT 1:00 P.M. PACIFIC TIME

Dear Stockholder:

The annual meeting of stockholders, (the “Annual Meeting”) of Corvus Pharmaceuticals, Inc., a Delaware corporation (“Corvus”, we”, “us” or “our”) will be held on June 13, 2024, at 1:00 p.m., Pacific Time. This year’s Annual Meeting will be held entirely online to allow greater participation and improved communication and provide cost savings for our stockholders and for Corvus. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions during the meeting by visiting: www.meetnow.global/MT9DCT6 at the meeting date and time described in the accompanying proxy statement. You will need to enter the 15 digit control number on your proxy card to submit questions and vote at our virtual Annual Meeting. There is no physical location for the Annual Meeting.

The Annual Meeting will be held for the following purposes:

1.	To elect one Class II Director with term to expire at the 2027 annual meeting of stockholders;
2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;
3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement accompanying this Notice of Annual Meeting of Stockholders; and
4.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 18, 2024 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, stockholders will not receive paper copies of our proxy materials, unless they specifically request them. We will send a Notice of Internet Availability of Proxy Materials on or about April 30, 2024 to our stockholders of record as of the close of business on the Record Date. We are also providing access to our proxy materials over the Internet beginning on or about April 26, 2024. Electronic delivery of our proxy materials will significantly reduce our printing and mailing costs, and the environmental impact of the proxy materials.

You are cordially invited to attend the virtual Annual Meeting via the internet. Your vote is very important. Whether or not you attend the virtual Annual Meeting, it is important that your shares be represented. As a stockholder of record, you may vote at the virtual Annual Meeting or vote by proxy. You may vote your proxy on the Internet, by phone or by mail in accordance with the instructions in the Notice of Availability of Proxy Materials. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

Our board of directors recommends that you vote FOR the election of the director nominee named in Proposal 1 of the proxy statement, FOR the ratification of the selection, by the audit committee of our board of directors, of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal 2 of the proxy statement, on a non-binding advisory basis, FOR the resolution to approve the compensation of our named executive officers as described in Proposal 3 of the accompanying proxy statement.

On behalf of the board of directors, thank you for your participation in this important annual process.

By Order of the Board of Directors

/s/ RICHARD A. MILLER
Richard A. Miller, M.D.
President and Chief Executive Officer
Burlingame, California

April 26, 2024

You are cordially invited to attend the virtual Annual Meeting. Whether or not you expect to attend the Annual Meeting, please vote on the Internet, by phone or by mail as instructed in the notice of availability of proxy materials, as promptly as possible in order to ensure your representation. Even if you have voted by proxy, you may still vote if you attend the virtual Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the virtual Annual Meeting, you must obtain a proxy issued in your name from the record holder.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2024

AT 1:00 P.M. PACIFIC TIME

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING PROCEDURES

Why am I receiving these materials?

We sent you a Notice of Availability of Proxy Materials (“Notice”) because the board of directors (the “Board”) of Corvus Pharmaceuticals, Inc. is soliciting your proxy to vote at our annual meeting of stockholders (the “Annual Meeting”) to be held on June 13, 2024 at 1:00 p.m., Pacific Time, virtually at www.meetnow.global/MT9DCT6 at the meeting date and time described in the accompanying proxy statement. You will need to enter the 15 digit control number on your proxy card to submit questions and vote at our virtual Annual Meeting. There will be no physical meeting location. The meeting will only be conducted via an audio webcast. We invite you to attend the virtual Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the virtual Annual Meeting to vote your shares. Instead, you may vote by proxy over the Internet or by phone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail.

The Notice is being made available over the Internet on or about April 26, 2024 to all stockholders of record entitled to vote at the Annual Meeting.

As used in this proxy statement, “Corvus,” the “Company,” “we” or “us” refer to Corvus Pharmaceuticals, Inc., a Delaware corporation.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 18, 2024 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 49,038,582 shares of our common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. The Notice will be sent to you by mail directly by us. As a stockholder of record, you may vote at the virtual Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote on the Internet or by phone as instructed in the Notice or by proxy by mail by requesting a paper copy of the proxy materials as instructed in the Notice to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by such brokerage firm, bank or other agent. The brokerage firm, bank or other agent holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. Your brokerage firm, bank or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares.

You are also invited to attend the virtual Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the virtual Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are three matters scheduled for a vote:

●	Proposal 1: To elect one Class II Director with term to expire at the 2027 annual meeting of stockholders.
●	Proposal 2: To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.
●	Proposal 3: To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How are proxy materials distributed?

Under rules adopted by the Securities and Exchange Commission (“SEC”), we are sending the Notice to our stockholders of record and beneficial owners as of the Record Date. Stockholders will have the ability to access the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, on the Internet at www.envisionreports.com/crvs or to request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet and how to request a printed copy may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis.

How do I vote?

●	For Proposal 1, you may either vote “For” or “Withhold” with respect to the nominee to the Board.
●	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.
●	For Proposal 3, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record as of the Record Date, you may vote at the virtual Annual Meeting, vote by proxy over the Internet or by phone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail. If your proxy is properly executed in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions you provide. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the virtual Annual Meeting if you have already voted by proxy.

1.	You may vote your shares at the virtual Annual Meeting at www.meetnow.global/MT9DCT6 during the Annual Meeting. You will need the 15 digit control number on your proxy card to vote your shares at the Annual Meeting. For additional details on the virtual meeting, please see the sections entitled “How do I attend the virtual Annual Meeting” and “Can I submit questions at the virtual Annual Meeting” of this proxy statement.
2.	To vote on the Internet, go to www.envisionreports.com/crvs to complete an electronic proxy card. You will be asked to provide the control number from the Notice and follow the instructions. Your vote must be received by 11:59 p.m., Eastern Time, on June 12, 2024 to be counted.
3.	To vote by phone, request a paper or email copy of the proxy materials by following the instructions on the Notice and call the toll-free number provided on the website referenced to transmit your voting instructions. Your vote must be received by 11:59 p.m., Eastern Time, on June 12, 2024 to be counted.
4.	To vote by mail, request a paper copy of the proxy materials by following the instructions on the Notice and complete, sign and date the proxy card enclosed with the paper copy of the proxy materials and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting card and voting instructions from that organization rather than from us. Simply follow the instructions to ensure that your vote is counted. To vote at the virtual Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the Record Date.

What is the quorum requirement?

A quorum of stockholders is necessary to take any action at the meeting, other than to adjourn the meeting. The presence, virtually or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum. As of the Record Date, there were 49,038,582 shares of common stock outstanding and entitled to vote. Accordingly, 24,519,292 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the virtual Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

What if I return a proxy card but do not make specific choices?

If you are a stockholder of record and you return a proxy card without marking any voting selections, your shares will be voted:

1.	Proposal 1: “For” election of one nominee for director.
2.	Proposal 2: “For” the ratification of the audit committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.
3.	Proposal 3: “For” the approval on a non-binding advisory basis, the compensation of our named executive officers.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, your shares are held by your broker, bank or other agent as your nominee, or in “street name,” and you will need to obtain a proxy form from the organization that holds your shares and follow the instructions included on that form regarding how to instruct the organization to vote your shares. If you do not give instructions to your broker, bank or other agent, it can vote your shares with respect to “discretionary” items but not with respect to “non discretionary” items. Discretionary items are proposals considered routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may vote your shares held in street name on such proposals. Non discretionary items are proposals considered non routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may not vote your shares held in street name on such proposals and the shares will be treated as broker non votes. Proposal 1 (the election of one director) and Proposal 3 (non-binding advisory vote to approve the compensation of our named executive officers) are considered non routine under the applicable rules. If you do not give your broker specific instructions, the broker may not vote your shares on Proposals 1 and 3 and your shares will constitute broker non votes which will be counted for purposes of determining whether a quorum exists but will not affect the outcome of these proposals. Proposal 2 (ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm) involves a matter we believe to be routine and thus, if you do not give instructions to your broker, the broker may vote your shares in its discretion on Proposal 2, and therefore no broker non votes are expected to exist in connection with Proposal 2.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will count:

●	With respect to Proposal 1, “For” votes, “Withhold” votes and broker non-votes.
●	With respect to Proposal 2, “For” votes, “Against” votes and abstentions.
●	With respect to Proposal 3, “For” votes, “Against” votes, abstentions and broker non-votes.

How many votes are needed to approve each proposal?

●	For Proposal 1, the election of one member of the Board, the nominee receiving the highest number of “For” votes will be elected.
●	For Proposal 2, the ratification of the audit committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024, the proposal must receive a “For” vote from the majority of the votes properly cast either at the virtual Annual Meeting or by proxy at the Annual Meeting, excluding abstentions and broker non votes with respect to the proposal. This is a routine proposal and therefore we do not expect any broker non votes.
●	For Proposal 3, the non-binding advisory vote to approve the compensation of our named executive officers, the proposal must receive a “For” vote from the majority of the votes cast, with votes cast excluding abstentions and broker non-votes. While the vote on this resolution is advisory and not binding on us, our Compensation Committee and our Board will consider the outcome of the vote on this resolution when considering future executive compensation decisions.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to the Notice and the proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. We will not pay our directors and employees any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding the Notice and any other proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please vote by proxy according to each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

1.	A duly executed proxy card with a later date or time than the previously submitted proxy;
2.	A written notice that you are revoking your proxy to our Secretary, Corvus Pharmaceuticals, Inc., 863 Mitten Road, Suite 102, Burlingame, CA 94010; or
3.	A later-dated vote on the Internet or by phone or by voting at the virtual Annual Meeting (simply attending the virtual Annual Meeting will not, by itself, revoke your proxy).

If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank or other agent, or if you have received a proxy from your broker, bank or other agent giving you the right to vote your shares at the virtual Annual Meeting, by attending and voting at the virtual Annual Meeting.

How do I attend the virtual Annual Meeting?

The live audio webcast of the Annual Meeting will begin promptly at 1:00 p.m. local time. Online access to the audio webcast will open approximately 10 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

To attend the Annual Meeting, stockholders will need to log-in to www.meetnow.global/MT9DCT6 and enter the 15 digit code on your Stockholders Meeting Notice.

Can I submit questions at the virtual Annual Meeting?

Stockholders may submit questions and vote during the Annual Meeting at www.meetnow.global/MT9DCT6. To demonstrate proof of stock ownership, you will need to enter the 15 digit control number on your proxy card to submit questions and vote at our Annual Meeting. We intend to answer questions submitted during the meeting that are pertinent to the Company and the items being brought before stockholder vote at the Annual Meeting, as time permits, and in accordance with the Rules of Conduct for the Annual Meeting. Answers to any questions not addressed during the meeting will be posted following the meeting on our website at http://corvuspharma.gcs-web.com. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To promote fairness, the efficient use of the Company’s resources and ensure all stockholder questions are able to be addressed, we will respond to no more than two questions from a single stockholder.

When are stockholder proposals due for next year’s Annual Meeting?

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our 2025 proxy statement. Any such proposal must be submitted in writing by December 31, 2024, to our Secretary, Corvus Pharmaceuticals, Inc., 863 Mitten Road, Suite 102, Burlingame, CA 94010, the current address of our principal executive offices. If we change the date of our 2025 annual meeting of stockholders by more than 30 days from the date of the previous year’s Annual Meeting, the deadline shall be a reasonable time before we begin to print and send our proxy materials. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws and our amended and restated bylaws (the “Bylaws”). The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Our Bylaws provide that if you wish to submit a proposal that is not to be included in next year’s proxy statement, a timely written notice of a stockholder proposal must be delivered to, or mailed and received by, our Secretary, Corvus Pharmaceuticals, Inc., 863 Mitten Road, Suite 102, Burlingame, CA 94010, no earlier than February 13, 2025 and no later than the close of business on March 15, 2025, which notice must contain the information specified in our Bylaws. If we change the date of our 2025 annual meeting of stockholders by more than thirty (30) days before, or more than 60 days after, the one-year anniversary of the Annual Meeting, then the written notice of a stockholder proposal that is not intended to be included in our proxy statement must be delivered, or mailed and received, not later than the 90th day prior to our 2025 annual meeting of stockholders or, if later, the 10th day following the day on which certain public disclosure as described in our Bylaws of the meeting date is made. In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than April 14, 2025.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address may receive only one copy of the Notice, unless one or more of these stockholders notifies us that they wish to receive individual copies of the Notice and, if requested, other proxy materials. This process potentially means extra convenience for stockholders and cost savings for the Company.

If you are a beneficial owner of our common stock, once you receive notice from your broker, bank or other agent that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate Notices or other proxy materials, please notify your broker, bank or other agent, direct your written request to our Secretary, Corvus Pharmaceuticals, Inc., 863 Mitten Road, Suite 102, Burlingame, CA 94010 or at (650) 900-4520. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their address and would like to request householding of their communications should contact their broker, bank or other agent.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTOR

Our Board is divided into three classes, designated as Class I, Class II and Class III. Under our amended and restated certificate of incorporation (the “Charter”), our Board is authorized to assign its members in office to each class. Each class has a term of three years. Our Charter provides that the authorized number of directors may be changed only by resolution of the Board. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal.

Our Board currently consists of six directors, divided into three classes as follows:

●	Class I directors: Richard A. Miller, M.D. and Linda S. Grais, M.D. J.D., whose current terms will expire at the annual meeting to be held in 2026;
●	Class II directors: Scott W. Morrison, whose current term will expire at the Annual Meeting; and
●	Class III directors: Ian T. Clark, Elisha P. (Terry) Gould III and Peter A. Thompson, M.D., whose current terms will expire at the annual meeting to be held in 2025.

Edith P. Mitchell, M.D. served as a Class II director until she passed away in January 2024. At this time, the Board of Directors does not have plans to fill Dr. Mitchell’s vacated position on our Board.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. Directors are elected by a plurality of the votes cast at the meeting.

Mr. Morrison has been nominated for election at the Annual Meeting to serve as a Class II director. If Mr. Morrison becomes unavailable for election as a result of an unexpected occurrence, shares that would otherwise be voted for him will be voted for the election of a substitute nominee proposed by the nominating and corporate governance committee and nominated by the Board. Mr. Morrison has agreed to serve if elected. Our management has no reason to believe that Mr. Morrison will be unable to serve. If elected at the Annual Meeting, Mr. Morrison will serve until the earliest of the 2027 annual meeting of stockholders, a successor is elected and qualified or his death, resignation or removal.

The following is a brief biography of Mr. Morrison, the nominee for director, and a discussion of his specific experience, qualifications, attributes or skills that led the nominating and corporate governance committee of the Board to recommend Mr. Morrison as nominee for director, as of the date of this proxy statement.

Name	Position	Age
Scott W. Morrison	Director	66

 Scott W. Morrison. Mr. Morrison has served as a member of our Board since December 2015. From 1996 to December 2015, Mr. Morrison was a Partner with Ernst & Young LLP, a public accounting firm, where he also served as U.S. Life Sciences Leader from 2002 to December 2015. He also serves on the board of directors of Tarsus Pharmaceuticals, Inc., a public biotechnology company, since October 2022 on the board of directors of Ideaya Biosciences, Inc., a public biopharmaceutical company, since July 2018 on the board of Zai Labs, Inc., a public biotech company since October 2021 and on the board of directors of Vera Therapeutics, Inc., a public biopharmaceutical company, since April 2020. Mr. Morrison has held roles on the boards of directors of numerous life sciences industry organizations. Since 1999, he has served on the board of directors of the Biotechnology Institute, a non-profit organization, where has also served on the audit committee since 2002. Mr. Morrison has previously served on the boards of directors of the Life Sciences Foundation, a biotechnology non-profit organization, the Bay Area Biosciences

Association, a 501(c)(3) organization, and the Emerging Companies Section of the Biotechnology Innovation Organization, a trade organization. He received a B.S. in Business Administration from the University of California-Berkeley and is a certified public accountant (inactive). We believe Mr. Morrison’s experience in public accounting and the life sciences industry provides him with the qualifications and skills to serve as a member of our Board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE

CLASS II DIRECTOR NOMINEE NAMED ABOVE.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements beginning in fiscal year 2015. Representatives of PricewaterhouseCoopers LLP are expected to be present at the virtual Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.

Independent Registered Public Accounting Firm Fees And Services

The following table represents aggregate fees billed or to be billed to us for fiscal years ended December 31, 2023 and 2022, respectively, by PricewaterhouseCoopers LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	December 31,
	2023	2022
Audit Fees(1)	$860,000	$818,100
Audit‑Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	2,000	900
Total	$862,000	$819,000

(1)	Audit Fees. This category consists of fees for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, assistance with registration statements filed with the SEC and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees. This category consists of fees for professional services rendered that are reasonably related to the performance of the audit or review of our financial statements.
(3)	Tax Fees. This category consists of fees for services provided for tax consultation services.
(4)	All Other Fees. This category consists of fees for all other services that are not reported above.

All fees described above were approved by our Board or the audit committee of the Board.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally requires pre-approval for specified services in the defined categories of audit services, audit-related services and tax services. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee reviews both audit and non-audit services performed by PricewaterhouseCoopers LLP and the fees charged for such services. Among other things, the audit committee reviews non-audit services proposed to be provided by PricewaterhouseCoopers LLP and pre-approve such services only if they are compatible with maintaining PricewaterhouseCoopers LLP’s status as an independent registered public accounting firm. All services provided by PricewaterhouseCoopers LLP in 2023 and 2022 were pre-approved by our Board or the audit committee after review of each of the services proposed for approval.

The affirmative vote of the holders of a majority of the shares of our common stock present at the virtual Annual Meeting or represented by proxy at the virtual Annual Meeting and cast on this proposal will be required to ratify the selection of PricewaterhouseCoopers LLP for our fiscal year ending December 31, 2024. Abstentions will not be counted as votes cast on this proposal. No broker non-votes are expected to exist in connection with this proposal.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules, commonly known as a “Say-on-Pay” vote. Accordingly, we are seeking a non-binding, advisory vote to approve the compensation of our named executive officers as described in the “Executive Compensation” section of this proxy statement and the compensation tables and accompanying narrative disclosures that follow.

Board Recommendation

As described in detail in the sections entitled “Executive Compensation,” our compensation programs are designed to reward, motivate, attract and retain top talent by rewarding performance. We believe that our compensation programs are designed appropriately, emphasizes pay for performance and aligns management’s interests with our stockholders’ interests to support long-term value creation.

Accordingly, our Board recommends that stockholders vote “FOR” the following resolution:

RESOLVED, that stockholders of Corvus Pharmaceuticals, Inc. (the “Company”) approve, on an advisory non-binding basis, the compensation of the Company’s named executive officers, as disclosed in “Executive Compensation,” compensation tables and the accompanying narrative disclosures of this proxy statement.

Approval, on a non-binding, advisory basis, of the compensation of our named executive officers pursuant to the compensation disclosure rules of the SEC, requires the affirmative vote of the majority of shares of common stock present online live or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

While the vote on this resolution is advisory and not binding on us, the compensation committee, or our Board, the compensation committee and our Board values thoughtful input from stockholders and will consider the outcome of the vote on this resolution when considering future executive compensation decisions. Our Board has adopted a policy of providing for advisory votes from stockholders on executive compensation once every year.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE, ON A NON-BINDING ADVISORY BASIS, “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is being furnished and shall not be deemed “filed” with SEC for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material’ or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act or the Exchange Act, except as otherwise expressly stated in such filing.

The audit committee of the Board has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the audit committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the SEC and Nasdaq regulations. A copy of the audit committee charter is available on our website at www.corvuspharma.com.

The audit committee’s responsibilities include assisting the Board regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the independent registered public accounting firm.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2023 with the Company’s management and PricewaterhouseCoopers LLP. In addition, the audit committee has discussed with PricewaterhouseCoopers LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The audit committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The audit committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board Rule 3526 and the audit committee discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The audit committee and the Board have recommended the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

Audit Committee

Scott W. Morrison (Chairperson)

Linda S. Grais M.D. J.D.

Elisha P. (Terry) Gould III

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The following table sets forth, for the Class II director who is standing for election and for our other current directors who will continue in office after the Annual Meeting, information with respect to their position/office held with the Company and their ages as of March 31, 2024:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the 2026 Annual Meeting of Stockholders
Richard A. Miller, M.D.	73	President, Chief Executive Officer and Chairman of the Board	2014
Linda S. Grais, M.D. J.D.(1)(3)	67	Director	2019

Class II Directors whose terms expire at the 2024 Annual Meeting of Stockholders
Scott W. Morrison(1)(2)	66	Director	2015

Class III Directors whose terms expire at the 2025 Annual Meeting of Stockholders
Ian T. Clark(2)(3)	63	Director	2017
Elisha P. (Terry) Gould III(1)(3)	67	Director	2014
Peter A. Thompson, M.D.(2)	64	Director	2014

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Set forth below is biographical information for each person whose term of office as a director will continue after the Annual Meeting. The biographical information of our nominee, Mr. Morrison, is included in Proposal 1 above. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Class I Directors Continuing in Office until the 2026 Annual Meeting of Stockholders

Richard A. Miller, M.D. Dr. Miller has served as our President and Chief Executive Officer since February 2014 and chairman of our Board since January 2014 and co-founded the Company. From April 2012 to October 2014, Dr. Miller was Chairman and Chief Executive Officer of Graphea, Inc., a privately held chemical company, which he founded. Dr. Miller served as Chief Commercialization Officer, Associate Dean and Research Professor in Chemistry at The University of Texas at Austin from September 2010 to December 2011. Dr. Miller founded Principia Biopharma Inc., a privately held biopharmaceutical company, and served as its President and Chief Executive Officer and a member of its board of directors from January 2009 to February 2011. He served as President, Chief Executive Officer and Director of Pharmacyclics, Inc., a public biopharmaceutical company, from 1991, when he co-founded the company, to 2008. At Pharmacyclics, Dr. Miller led the initial discovery and development efforts for ibrutinib. Dr. Miller was a co-founder, Vice President and Director of IDEC Pharmaceuticals Corporation, a biotechnology company that merged with Biogen, Inc. in June 2003, where he led research efforts on lymphoma leading to the development of rituximab. Dr. Miller has been Adjunct Clinical Professor of Medicine (Oncology) at Stanford University Medical Center since 1991. Dr. Miller currently serves on the board of directors of Bolt Biotherapeutics Inc, a public biotechnology company. Dr. Miller received a B.A. in Chemistry from Franklin & Marshall College and an M.D. summa cum laude from the State University of New York Medical School. He is board certified in both Internal Medicine and Medical Oncology. We believe Dr. Miller’s experience as an officer and director of pharmaceutical and biopharmaceutical companies provides him with the qualifications and skills to serve as a member of our Board.

Linda S. Grais, M.D. J.D.  Grais has served as a member of our Board since January 2019. Dr. Grais previously served as President and Chief Executive Officer of Ocera Therapeutics, Inc. from June 2012 to December 2017 and as a member of its board of directors from January 2008 through December 2017. Prior to her employment by Ocera, Dr. Grais served as a managing member at InterWest Partners, a venture capital firm, from May 2005 until

February 2011. From July 1998 to July 2003, Dr. Grais was a founder and executive vice president of SGX Pharmaceuticals Inc., a drug discovery company focusing on new treatments for cancer. Prior to that, she was a corporate attorney at Wilson Sonsini Goodrich & Rosati, where she practiced in such areas as venture financings, public offerings and strategic partnerships. Before practicing law, Dr. Grais worked as an assistant clinical professor of Internal Medicine and Critical Care at the University of California, San Francisco. She currently serves on the board of directors of Arca Biopharma, Inc., a public biotechnology company, ICON plc, a public contract research organization and Collective Health, a private healthcare services company. Dr. Grais received a B.A. from Yale University, an M.D. from Yale Medical School and a J.D. from Stanford Law School. We believe Dr. Grais’ experience as an officer and director of pharmaceutical and biopharmaceutical companies provides her with the qualifications and skills to serve as a member of our Board.

Class III Directors Continuing in Office until the 2025 Annual Meeting of Stockholders

Ian T. Clark. Mr. Clark has served as a member of our Board since January 2017. Mr. Clark has more than 35 years of experience in the biotechnology and pharmaceutical industry, most recently serving as CEO and member of the board of directors for Genentech, until his retirement in December 2016. During his seven-year tenure as CEO, Mr. Clark and his team brought eleven new medicines to market for patients fighting rheumatoid arthritis, idiopathic pulmonary fibrosis and various types of cancer. Ian was among the highest rated CEOs by Glassdoor, recognized as the Bay Area’s most admired CEO by the San Francisco Business Times and awarded the Honorable Mentor of the Year by the Heath Business Woman's Association. Prior to joining Genentech, Mr. Clark held various positions of increasing responsibility at Novartis, Sanofi, Ivax and Searle, working in the USA, UK, Canada, Eastern Europe and France. Currently, Mr. Clark is on the board of directors of several public biopharmaceutical and biotechnology companies: Takeda Pharmaceutical Company Limited, Guardant Health, Inc., Olema Oncology and Avrobio, Inc. Mr. Clark previously served on the Boards of Forty Seven Inc., Shire Pharmaceuticals, Inc., Kite Pharma, Inc. and Agios Pharmaceuticals, Inc. He was also on the Board of Biotechnology Industry Association, on the Economic Advisory Council of the 12th District of the Federal Reserve and on the BioFulcrum Board of the Gladstone Institute. Mr. Clark received his Bachelor of Science in Biological Sciences and an Honorary Doctorate of Science from Southampton University in the United Kingdom. We believe Mr. Clark’s executive experience in the biopharmaceutical industry provides him with the qualifications and skills to serve as a member of our board of directors.

Elisha P. (Terry) Gould III. Mr. Gould has served as a member of our Board since November 2014. Mr. Gould is currently a Partner at Adams Street Partners, LLC, a global private equity firm, and has been employed by Adams Street Partners or its predecessor organizations since 1994. Mr. Gould currently serves on the boards of directors of several private biopharmaceutical and/or healthcare companies and previously served on the board of Aptinyx, Inc., a public biopharmaceutical company. Mr. Gould received an A.B. in Engineering Science from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Gould’s experience in the venture capital industry and as a director of several biopharmaceutical and/or healthcare companies provides him with the qualifications and skills to serve as a member of our board of directors.

Peter Thompson, M.D. Dr. Thompson has served as a member of our Board since November 2014 and co-founded the Company. Dr. Thompson is a Member at OrbiMed Advisors LLC, an investment firm. Dr. Thompson currently serves on the boards of directors of Alpine Immune Sciences Inc., ARS Pharmaceuticals, Inc. (formerly Silverback Therapeutics, Inc.), and Edgewise Therapeutics, Inc., as well as several private companies. Previously, Dr. Thompson served on the boards of Decibel Therapeutics, Inc., Janux Therapeutics, Inc., PMV Pharmaceuticals, Inc., Prevail Therapeutics Inc., and Synthorx Inc. (until its acquisition by Sanofi). Dr. Thompson also previously served in executive leadership roles at Trubion Pharmaceuticals, Inc., Chiron Corporation, and Becton, Dickinson and Company. Dr. Thompson is an Affiliate Professor of Neurosurgery at the University of Washington. In addition, Dr. Thompson holds numerous patents and is a board-certified internist and oncologist. Dr. Thompson holds a Sc. B. in Molecular Biology and Mathematics from Brown University and an M.D. from Brown University Medical School. We believe Dr.

Thompson’s experience in management and venture capital in the biopharmaceutical industry provides him with the qualifications and skills to serve as a member of our board of directors.

Meetings of the Board, Board and Committee Member Attendance and Annual Meeting Attendance

The Board met five times during the fiscal year ended December 31, 2023. The audit committee met four times, the compensation committee met two times and the nominating and corporate governance committee met one time. Each member of the Board attended at least 75% of the aggregate number of meetings of our Board, and of the committees on which he or she served, held during the last fiscal year except Dr. Mitchell who attended 60% of the aggregate number of meetings of our Board, and of the committees on which he or she served, held during the last fiscal year. Dr. Mitchell passed away in January 2024. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Corporate Governance Guidelines

The Board has documented our governance practices in our corporate governance guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The corporate governance guidelines set forth certain practices the board will follow with respect to board composition, board committees, board nomination, director qualifications and evaluation of the board and committees. The corporate governance guidelines and the charter for each committee of the Board may be viewed at www.corvuspharma.com.

Director Independence

Our Board currently consists of six (6) members. Our Board has determined that all of our directors, other than Dr. Miller, qualify as independent directors in accordance with the Nasdaq Global Market (“Nasdaq”) listing requirements. Dr. Miller is not considered independent because he is an employee of the Company. Nasdaq’s independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three (3) years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Leadership Structure of the Board

Our Bylaws and corporate governance guidelines provide our Board with flexibility to combine or separate the positions of chairperson of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in our best interests. Dr. Miller currently serves as the chairperson of our Board. In that role, Dr. Miller presides over the meetings of our Board.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks with the Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Committees of the Board of Directors

Our Board has the following standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below.

					Nominating and Corporate
Name	Audit		Compensation		Governance
Richard A. Miller, M.D.	—		—		—
Linda S. Grais, M.D. J.D.	X		—		X
Scott W. Morrison	X	(1)	X		—
Peter A. Thompson, M.D.	—		X	(1)	—
Elisha P. (Terry) Gould III	X		—		X	(1)
Ian T. Clark	—		X		X
Total meetings in 2023	4		2		1

(1)	Committee Chairman

Below is a description of each committee of the Board.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

●	appoints our independent registered public accounting firm;
●	evaluates the independent registered public accounting firm’s qualifications, independence and performance;
●	determines the engagement of the independent registered public accounting firm;
●	reviews and approves the scope of the annual audit and the audit fee;
●	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

●	approves the retention of the independent registered public accounting firm to perform any proposed permissible audit and non-audit services;
●	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;
●	is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;
●	reviews our critical accounting policies and estimates; and
●	annually reviews the audit committee charter and the audit committee’s performance.

The current members of our audit committee are Mr. Gould, Dr. Grais and Mr. Morrison. Mr. Morrison serves as the chairperson of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Morrison is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that each of the members of our audit committee is independent under the applicable rules of Nasdaq. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq which is available on our corporate website at www.corvuspharma.com.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and sets or makes recommendations to our Board regarding the compensation of our Chief Executive Officer and other executive officers. The compensation committee also reviews and makes recommendations to our Board regarding director compensation. In addition, the compensation committee reviews and approves or makes recommendations to our Board regarding our incentive compensation and equity-based plans. The compensation committee periodically reviews and evaluates the performance of the compensation committee and its members and must annually review and reassess the compensation committee charter and recommend any changes to our Board. The compensation committee may delegate authority to subcomittees as it deems appropriate.

The current members of our compensation committee are Mr. Clark, Mr. Morrison and Dr. Thompson. Dr. Thompson serves as the chairperson of the committee. Each of the members of our compensation committee is independent under the applicable rules and regulations of Nasdaq. Each of Mr. Clark and Mr. Morrison is also a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. Dr. Thompson will not be a “non-employee director” if OrbiMed Private Investments V, LP continues to own more than ten percent (10%) of our capital stock. In such event and until such time as the compensation committee is comprised solely of “non-employee directors,” equity compensation awards to directors and executive officers will be approved by our Board. The compensation committee operates under a written charter which is available on our corporate website at www.corvuspharma.com.

Our executive officers submit proposals to the board and the compensation committee regarding our executive and director compensation. Our Chief Executive Officer also annually reviews the performance of each executive officer and makes recommendations regarding their compensation. The compensation committee considers those recommendations in determining base salaries, adjustments to base salaries, annual cash bonus program targets and awards and equity awards, if any, for the executive officers and other members of senior management.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters.

The current members of our nominating and corporate governance committee are Mr. Clark, Mr. Gould and Dr. Grais. Mr. Gould serves as the chairperson of the committee. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter which is available on our corporate website at www.corvuspharma.com.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. For a stockholder to make any recommendation or nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting, or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our Bylaws. As set forth in our Bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our Bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our Bylaws, as amended and restated to date, which is available, without charge, from our Secretary, Corvus Pharmaceuticals, Inc., 863 Mitten Road, Suite 102, Burlingame, CA 94010.

Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including, but not limited to, the following:

●	diversity of personal and professional background, perspective and experience;
●	personal and professional integrity, ethics and values;
●	experience in corporate management, operations or finance, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;
●	experience relevant to our industry and relevant social policy concerns;
●	experience as a board member or executive officer of another publicly held company;
●	relevant academic expertise or other proficiency in an area of our operations;
●	practical and mature business judgment, including ability to make independent analytical inquiries;

●	promotion of a diversity of business or career experience relevant to our success; and
●	any other relevant qualifications, attributes or skills.

Our Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Stockholder Communications with the Board of Directors

The Board will consider any written or electronic communication from our stockholders to the board, a committee of the board or any individual director. Any stockholder who wishes to communicate to the Board, a committee of the board or any individual director should submit written or electronic communications to our Secretary at our principal executive offices, which shall include contact information for such stockholder. All communications from stockholders received shall be forwarded by our Secretary to the Board, a committee of the board or an individual director, as appropriate, on a periodic basis, but in any event no later than the board of director’s next scheduled meeting. The Board, a committee of the board, or individual directors, as appropriate, will consider and review carefully any communications from stockholders forwarded by our Secretary.

Material Changes to Nominee Recommendation Procedures

There have been no material changes to the procedures by which stockholders may recommend nominees to our board in 2023.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our corporate website at www.corvuspharma.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments such as zero-cost collars and forward sale contracts, or otherwise engaging in transactions that hedge, or are designed to hedge, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director or employee to no longer have the same objectives as the Company’s other stockholders.

Clawbacks

We have adopted a compensation recovery policy as required by Rule 10D-1 under the Exchange Act, and the corresponding listing standards of the Nasdaq, which provides for the mandatory recovery from current and former officers of incentive-based compensation that was erroneously awarded during the three fiscal years preceding the date that the company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2023, our compensation committee consisted of Mr. Clark, Mr. Morrison, and Dr. Thompson. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related party transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related party had, has or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party. As provided by our related party transaction policy, our audit committee will be responsible for reviewing and approving in advance the related party transactions covered by our related party transaction policies and procedures.

Certain Related Party Transactions

We describe below transactions and series of similar transactions since January 1, 2022, or entered into prior to January 1, 2022 which have continuing obligations, and to which we have been a party or will be a party, in which (i) the amounts involved exceeded or will exceed $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and (ii) any of our directors, executive officers, holders of more than five percent of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Director and Executive Officer Agreements and Compensation

See the sections titled “Director Compensation” and “Executive Compensation” for more information regarding compensation of our directors and executive officers.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see the section titled “Executive Compensation.”

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to, among other things, indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We have obtained an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

DIRECTOR COMPENSATION

Director Compensation Table

The following table presents information regarding the compensation paid for the fiscal year ended December 31, 2023 to members of our Board who are not also employed by us or any of our subsidiaries (our non-employee directors). The compensation paid to Richard A. Miller, who is also our president and chief executive officer, is set forth in the section titled “Executive Compensation” in this proxy statement. Dr. Miller was not entitled to receive additional compensation for his service as a director:

	FEES
	EARNED OR	OPTION
	PAID IN CASH	AWARDS(1)	TOTAL
NAME	($)	($)	($)
Ian T. Clark	45,000	48,353	93,353
Elisha P. (Terry) Gould III	53,000	48,353	101,353
Linda S. Grais, M.D., J.D.	49,000	48,353	97,353
Edith P. Mitchell, M.D.(2)	39,000	48,353	87,353
Scott W. Morrison	61,000	48,353	109,353
Peter A. Thompson, M.D.	47,000	48,353	95,353

(1)	Amounts reported in the Option Awards column represent the grant date fair value of stock options calculated in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions used to calculate the value of our stock options, see Note 10, Stock-Based Compensation, to our audited financial statements included in our report on Form 10-K for the year ended December 31, 2023. During fiscal year 2023, each non-employee director was granted an option to purchase 15,000 shares of our common stock on June 15, 2023 and December 6, 2023 with an aggregate grant date fair value set forth in the table above. The option granted on June 15, 2023 vests on June 13, 2024. The options granted on December 6, 2023 vest monthly over 12 months from the grant date and were one-time grants made upon recommendation of the compensation committee and approved by the Board. As of December 31, 2023, our non-employee directors held outstanding options to purchase shares of our common stock as follows: Mr. Clark, 195,000; Mr. Gould, 195,000; Ms. Grais, 165,000; Dr. Mitchell, 120,000; Mr. Morrison, 195,000; and Dr. Thompson, 195,000. Other than these options, none of our non-employee directors held any other equity awards in the Company as of December 31, 2023.
(2)	Dr. Mitchell passed away in January 2024.

Director Compensation

In December 2015, our Board approved a compensation policy for our non-employee directors (the “Director Compensation Program”). Pursuant to our Director Compensation Program, our non-employee directors are entitled to cash compensation, paid quarterly in arrears, as follows:

●	Each non-employee director is entitled to receive an annual cash retainer in the amount of $35,000.
●	The chairperson of the board is entitled to receive additional annual cash compensation of $30,000 for such chairperson’s service on the Board.
●	The chairperson of the audit committee is entitled to receive additional annual cash compensation in the amount of $20,000 for such chairperson’s service on the audit committee. Each non-chairperson member of the audit committee is entitled to receive additional annual cash compensation in the amount of $10,000 for such member’s service on the audit committee.
●	The chairperson of the compensation committee is entitled to receive additional annual cash compensation in the amount of $12,000 for such chairperson’s service on the compensation committee. Each non-chairperson member of the compensation committee is entitled to receive additional annual cash compensation in the amount of $6,000 for such member’s service on the compensation committee.

●	The chairperson of the nominating and corporate governance committee is entitled to receive additional annual cash compensation in the amount of $8,000 for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee is entitled to receive additional annual cash compensation in the amount of $4,000 for such member’s service on the nominating and corporate governance committee.

In addition, under the Director Compensation Program, each non-employee director who is elected or appointed to our Board will automatically be granted an option to purchase 30,000 shares of our common stock upon the director’s initial appointment or election to our Board, referred to as the Initial Grant. In addition, each non-employee director who has been serving on the Board for at least three months prior to any annual meeting of the Company’s stockholders and will continue to serve as a non-employee director immediately following an annual stockholder’s meeting, will automatically be granted an annual option to purchase 15,000 shares of our common stock on the date of such annual stockholder’s meeting, referred to as the Annual Grant. The Initial Grant will vest as to 1/3rd of the shares subject to the Initial Grant on each anniversary of the applicable grant date, subject to continued service through the applicable vesting date. The Annual Grant will vest as to all of the shares subject to the Annual Grant on the earlier of the first anniversary of the applicable grant date or the next annual stockholders’ meeting, subject to continued service through the vesting date. All equity awards, including any Initial Grants and Annual Grants, held by our non-employee directors will vest in full immediately prior to the occurrence of a change in control.

EXECUTIVE OFFICERS

The following sets forth information about our executive officers as of March 31, 2024.

Name	Position	Age
Richard A. Miller, M.D.	President, Chief Executive Officer and Chairman of the Board	73
Jeffrey S. Arcara	Senior Vice President, Chief Business Officer	55
William B. Jones, Ph.D.	Senior Vice President, Pharmaceutical Development	59
Leiv Lea	Chief Financial Officer	70

The following is biographical information as of March 31, 2024 for our executive officers other than Richard A. Miller, M.D., whose biographical information is included in the section above titled “Board of Directors and Corporate Governance.”

Jeffrey S. Arcara, Chief Business Officer. Mr. Arcara has served as our Chief Business Officer since February 2024. Mr. Arcara was a corporate development consultant from September 2023 to January 2024. From 2011 to August 2023 Mr. Arcara held roles of increasing responsibility with Teva Pharmaceuticals, a pharmaceutical company, most recently as Senior Vice President, Global Marketing, Portfolio and Strategy. From 2007 to 2010, he served as Vice President, Business Development at Neuromed, a pharmaceutical company. From 2006 to 2007 Mr. Arcara served as Executive Director, New Products Marketing at Wyeth Pharmaceuticals, Inc., a pharmaceutical company, and from 2000 to 2005 as Vice President, Commercial at InKine Pharmaceuticals, a pharmaceutical company. Mr. Arcara received a Bachelor of Business Administration degree from the University of Wisconsin Madison, and an M.B.A. from the Anderson School at the University of California, Los Angeles.

William B. Jones, Ph.D., Senior Vice President, Pharmaceutical Development. Dr. Jones has served as our Senior Vice President, Pharmaceutical Development since December 2019 and as our Vice President, Pharmaceutical Development since December 2014. Dr. Jones was Director of Global Regulatory Affairs in the oncology business unit of Sanofi US, LLC, a pharmaceutical company, from December 2012 to December 2014. From 2008 to March 2012, Dr. Jones was Director of Project Management & Regulatory at Pharmacyclics, Inc., a biopharmaceutical company. Dr. Jones served as Associate Director of Development for Plexxikon, Inc., a pharmaceutical company, from 2005 to 2007. From 2002 to 2005, he was Senior Project Manager at Vertex Pharmaceuticals, Inc., a biotechnology company. Dr. Jones received a B.S. and a Ph.D. in Chemistry from the University of Cincinnati and an M.B.A. from Babson College. He completed a post-doctoral fellowship at the University of Oxford.

Leiv Lea, Chief Financial Officer. Mr. Lea has served as our Chief Financial Officer since November 2014. Mr. Lea was a financial consultant from 2009 to November 2014. From 1998 to 2008, Mr. Lea served as Chief Financial Officer of Pharmacyclics, Inc., a biopharmaceutical company. From 1996 to 1997, he was a financial consultant. From 1986 to 1996, Mr. Lea served as Chief Financial Officer of Margaux, Inc., a refrigeration equipment manufacturer. He received a B.S. in Agricultural Economics from the University of California, Davis and an M.B.A. from the Anderson School at the University of California, Los Angeles.

EXECUTIVE COMPENSATION

This section discusses the material components of our executive compensation program and compensation for our named executive officers (“NEOs”) for the year ended December 31, 2023.

Our NEOs for the year ended December 31, 2023 are:

●	Richard A. Miller, M.D., President and Chief Executive Officer;
●	Leiv Lea, Chief Financial Officer; and
●	William B. Jones, Ph.D., Senior Vice President, Pharmaceutical Development

Summary Compensation Table

The following table sets forth information for each of the last two completed fiscal years regarding compensation awarded to our NEOs.

						Non‑Equity
						Incentive
		Base		Stock	Option	Plan	All Other
	Fiscal	Salary		Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	Bonus($)	($)	($)(1)	($)	($) (2)	($)
Richard A. Miller, M.D.	2023	110,309	—	—	1,205,042	—	6,000	1,321,351
President and Chief Executive Officer	2022	300,000	—	—	218,239	—	6,000	524,239
Leiv Lea	2023	394,213	—	—	260,551	—	6,000	660,764
Chief Financial Officer	2022	382,731	—	—	109,120	—	6,000	497,851
William B. Jones, Ph.D.	2023	349,705	—	—	260,551	—	6,000	616,256
Senior Vice President, Pharmaceutical Development	2022	340,419	—	—	109,120	—	6,000	455,539

(1)	The amounts reported in this column reflect the grant date fair values of stock options granted to the named executive officers calculated in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718, Compensation-Stock Compensation. For a discussion of the assumptions used to calculate the value of our stock options, see Note 10, Stock-Based Compensation, to our audited financial statements included in this report on Form 10-K for the year ended December 31, 2023.
(2)	Represents matching contributions made by the Company in connection with the Company’s 401(k) plan.

Outstanding Equity Awards at December 31, 2023

The following table presents information regarding the outstanding stock options and stock awards held by each of our named executive officers as of December 31, 2023.

		Option Awards
		Number of		Option
	Vesting	Securities Underlying		Exercise	Option
	Commencement	Unexercised Options (#)		Price	Expiration
Name	Date (1)	Exercisable	Unexercisable	($)	Date
Richard A. Miller, M.D.	3/22/2016	500,000	—	15.00	3/21/2026
	12/7/2016	160,000	—	16.37	12/6/2026
	12/13/2017	125,000	—	10.60	12/12/2027
	12/12/2018	250,000	—	5.94	12/11/2028
	12/12/2019	320,000	—	3.54	12/11/2029
	12/16/2020	240,000	80,000	4.01	12/15/2030
	9/9/2021	180,000	140,000	2.60	9/8/2031
	8/11/2022	106,667	213,333	0.965	8/10/2032
	3/31/2023	200,000	600,000	0.910	3/30/2033
	12/6/2023	—	500,000	1.640	12/5/2033
Leiv Lea	3/22/2016	60,000	—	15.00	3/21/2026
	12/7/2016	25,000	—	16.37	12/6/2026
	12/13/2017	40,000	—	10.60	12/12/2027
	12/12/2018	100,000	—	5.94	12/11/2028
	12/12/2019	160,000	—	3.54	12/11/2029
	12/16/2020	120,000	40,000	4.01	12/15/2030
	9/9/2021	90,000	70,000	2.60	9/8/2031
	8/11/2022	53,334	106,666	0.965	8/10/2032
	12/6/2023	—	200,000	1.640	12/5/2033
William B. Jones, Ph.D.	3/22/2016	60,000	—	15.00	3/21/2026
	12/7/2016	25,000	—	16.37	12/6/2026
	12/13/2017	40,000	—	10.60	12/12/2027
	12/12/2018	100,000	—	5.94	12/11/2028
	12/12/2019	160,000	—	3.54	12/11/2029
	12/16/2020	120,000	40,000	4.01	12/15/2030
	9/9/2021	90,000	70,000	2.60	9/8/2031
	8/11/2022	53,334	106,666	0.965	8/10/2032
	12/6/2023	—	200,000	1.640	12/5/2033

(1)	Each option with a vesting commencement date prior to December 31, 2022 vests monthly over 48 months from the vesting commencement date and each option with a vesting commencement date that was in 2023 vests monthly over 36 months from the vesting commencement date. The vesting of all options is subject to the named executive officer’s continued service to us through the vesting date.

Base Salaries and Annual Bonuses

Our NEOs receive a base salary to compensate them for services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Mr. Lea’s and Dr. Jones’ annual base salary for 2023 was $394,665, and $350,097, respectively. Dr. Miller’s annual base salary was set at $300,000 at the beginning of 2023, but was reduced to $34,840 as of March 31, 2023 in order to conserve cash. Dr. Miller’s annual base salary was increased to $35,422 for 2024.

Our named executive officers are eligible to receive annual performance-based bonuses in the discretion of the Compensation Committee. In December 2023, our Compensation Committee determined not to award any annual performance-based bonuses to our NEOs for 2023 performance.

Equity Awards

In December 2023, the Board granted to Dr. Miller, Mr. Lea and Dr. Jones options to purchase 500,000, 200,000 and 200,000 shares of our common stock, respectively, with an exercise price of $1.64 per share, which vest as to 1/36th of the shares underlying the option on each monthly anniversary of December 6, 2023, subject to the executive’s continued service to us.

Employment, Severance and Change in Control Arrangements

We are party to an employment agreement or offer letter with each of Dr. Miller, Mr. Lea and Dr. Jones which sets forth the terms of their employment as our President and Chief Executive Officer, Chief Financial Officer and Senior Vice President, Pharmaceutical Development, respectively. These agreements provided for initial base salaries, eligibility for annual discretionary bonuses and the grants of discretionary equity awards, and standard benefit plan participation.

We are also party to a change in control severance agreement with Dr. Jones. Dr. Miller’s and Mr. Lea’s employment agreements and Dr. Jones’ change in control severance agreement provide for severance benefits in connection with certain terminations of employment.

Change in Control and Severance Benefits.

Pursuant to Dr. Miller’s and Mr. Lea’s employment agreements and Dr. Jones’ change in control severance agreement, in the event that the executive’s employment is terminated by us other than for “cause,” or by the executive for “good reason” (each as defined below) at any time other than during the three month period prior to and twelve month period immediately following a change in control of the Company, the executive is entitled to receive (i) severance payments in an amount equal to nine months or, in the case of Dr. Miller, twelve months, of his then existing base salary; and (ii) continued healthcare coverage for the earlier of nine, or, in the case of Dr. Miller, twelve months, or the date the executive and his dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). In addition, each outstanding equity award that vests subject to the executive’s continued employment will automatically become vested, and, if applicable, all restrictions thereon will lapse, in each case, with respect to (i) in the case of Mr. Lea and Dr. Jones, the number of shares that would have vested in the nine month period following such termination had Mr. Lea and Dr. Jones remained employed or (ii) in the case of Dr. Miller, 100% of the number of shares that would have vested following such termination.

Furthermore, pursuant to Dr. Miller’s and Mr. Lea’s employment agreements, as amended and restated, and Dr. Jones’ change in control severance agreement, in the event that the executive’s employment is terminated by us other than for “cause”, or by the executive for “good reason” (each as defined below) during the three month period prior to and twelve month period immediately following a change in control of the Company, the executive is entitled to receive (i) severance payments in an amount equal to the sum of twelve months or, in the case of Dr. Miller, eighteen months, of his then-existing base salary plus 100% or, in the case of Dr. Miller, 150%, of his target bonus opportunity, payable in a cash lump sum, less applicable withholdings; and (ii) continued healthcare coverage until the earlier of twelve, or in the case of Dr. Miller, eighteen, months following termination, or the date the executive and his dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). In addition, for Mr. Lea and Dr. Jones, each outstanding equity award that vests subject to executive’s continued employment will automatically become vested, and, if applicable, all restrictions thereon will lapse, in each case, with respect to 100% of the shares subject thereto.

In addition, under Dr. Miller’s employment agreement, each outstanding unvested equity award will automatically become vested and, if applicable, all restrictions thereon will lapse, in each case, with respect to 100% of the shares subject thereto effective upon a change in control of the Company.

Any such severance payments and accelerated vesting are subject to the executive’s timely execution and non-revocation of a general release of claims against us and our affiliates.

With respect to each of Dr. Miller’s and Mr. Lea’s employment agreements and Dr. Jones’ change in control severance agreement:

●	“Cause” generally means, subject to certain notice requirements and cure rights, the occurrence of any of the following events, as determined by our Board or a committee designated by our board, in its sole discretion: the executive’s (i) commission of any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against us; (iii)intentional, material violation of any contract or agreement with us or of any statutory duty owed to us; (iv) unauthorized use or disclosure of our confidential information or trade secrets; (v) gross misconduct; or, with respect to Dr. Miller’s employment agreement, (vi) willful failure to perform his duties and responsibilities to us.
●	“Good Reason” means, subject to certain notice requirements and cure rights, the executive’s resignation from all positions he then holds with us if (i) there is a material diminution in his duties and responsibilities with us; provided, however, that a change in title or reporting relationship will not constitute good reason; (ii) there is a material reduction of his base salary; provided, however, that a material reduction in base salary pursuant to a salary reduction program affecting all or substantially all of our employees and that does not adversely affect the executive to a greater extent than other similarly situated employees shall not constitute good reason; or (iii) the executive is required to relocate his primary work location to a facility or location that would increase his one-way commute distance by more than twenty-five (25) miles from his primary work location as of immediately prior to such change.

Pursuant to Dr. Miller’s and Mr. Lea’s employment agreements and a proprietary information agreement entered into by Dr. Jones, each named executive officer is bound by certain restrictive covenants, including covenants relating to confidentiality and/or assignment of intellectual property rights. In addition, they are bound by covenants not to solicit our officers or employees during employment and for a specified period following termination of employment. Each named executive officer is also bound by a covenant not to disparage us or our employees, clients, directors or agents or divert or attempt to divert any of our actual or potential business.

Defined Contribution Plan

We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Internal Revenue Code, on a pre-tax or after-tax (Roth) basis through contributions to the 401(k) plan. In 2023, we matched 100% of each participant’s contribution to our 401(k) plan up to a maximum match of $6,000 per participant. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Perquisites

We provide limited perquisites and other personal benefits to our named executive officers, including the payment of life insurance premiums to the same extent provided to our other employees. We do not view these benefits as a significant component of our executive compensation program.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2023.

Number of
shares
remaining
	Number of		available for
	shares to be	Weighted‑	future issuance
	issued upon	average exercise	under equity
	exercise of	price of	compensation
	outstanding	outstanding	plans (excluding		Total of shares
	options,	options,	securities		reflected in
	warrants and	warrants and	reflected in		columns (a) and
Plan category	rights	rights	column (a))		(c)
	(a)	(b)	(c)		(d)
Equity compensation plans approved by stockholders(1)(2)	9,244,150	$4.17	4,017,943	(3)	13,262,093
Equity compensation plans not approved by stockholders	—	—	—		—
Total	9,244,150	$4.17	4,017,943		13,262,093

(1)	The 2016 Equity Incentive Award Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2016 Equity Incentive Award Plan shall be increased on the first day of each year beginning in 2017 and ending in 2026, equal to the lesser of (A) four percent (4.0%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 15,000,000 shares of stock (subject to stock splits, dividends, recapitalizations and the like) may be issued upon the exercise of incentive stock options.
(2)	The 2016 Employee Stock Purchase Plan contains an “evergreen” provision, pursuant to which the maximum number of shares of our common stock authorized for sale under the 2016 Employee Stock Purchase Plan shall be increased on the first day of each year beginning in 2017 and ending in 2026, equal to the lesser of (A) one percent (1.0%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such number of shares of common stock as determined by our Board; provided, however, no more than 3,000,000 shares of our common stock may be issued thereunder.
(3)	Includes 400,000 shares available for issuance under the 2016 Employee Stock Purchase Plan.

PAY VERSUS PERFORMANCE

Pay Versus Performance Table

The following table sets forth information concerning the compensation provided to our NEOs and certain measures of Company performance in the years ended December 31, 2023, 2022 and 2021, for services to our Company in all capacities. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown.

			Average Summary	Average	Value of Initial Fixed
	Summary	Compensation	Compensation Table	Compensation	$100 investment Based
	Compensation Table	Actually Paid	Total for Non-PEO	Actually Paid	on Total Shareholder	Net Loss
Year	Total for PEO ($)	to PEO ($) (1)	NEOs ($)	to Non-PEO NEOs ($) (1)	Return ("TSR") ($) (2)	($ in millions)

2023	1,321,351	2,573,371	638,510	928,436	49.44	(27.0)
2022	524,239	(326,168)	476,695	56,140	23.88	(41.3)
2021	905,085	462,194	725,742	510,033	67.70	(43.2)

(1)	Amounts represent compensation actually paid (“CAP”) to our CEO, Richard Miller, M.D., who was our Principal Executive Officer or “PEO” for each of the two years shown, and the average CAP to our remaining NEOs or “Non-PEO NEOs” for the relevant fiscal year, as determined under SEC rules, which includes Leiv Lea and William B. Jones, Ph.D.

Amounts represent the Summary Compensation Table Total Compensation for the applicable fiscal year adjusted as follows:

Fiscal Year ("FY")	2023
		Average non-
	PEO	PEO NEOs
Deduction for ASC 718 Fair Value as of Grant Date Reported under the Option Awards Columns in the Summary Compensation Table	(1,205,022)	(260,505)
Increase based on ASC 718 Fair Value of Awards Granted during the FY that Remain Unvested as of FY End (“FYE”)	1,602,488	281,673
Increase based on ASC 718 Fair Value of Awards Granted during the FY that Vested during the FY as of Vesting Date	317,038	—
Increase/deduction based on ASC 718 Fair Value of Outstanding Unvested Prior FY Awards as of FYE Compared to Valuation as of Prior FYE	333,068	166,534
Increase/deduction based on ASC 718 Fair Value of Prior FY Awards that Vested during the FY as of Vesting Date Compared to Valuation as of Prior FYE	204,448	102,224
Total Adjustments	1,252,020	289,926
(2)	TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our company’s share price at the end and the beginning of the measurement period by our company’s share price at the beginning of the measurement period. The Company’s share price at the beginning of the measurement period is the closing share price of $3.56 on December 31, 2020, the last trading day of fiscal year 2020, and the Company’s share price at end of the measurement period is the closing share price of $1.76 on December 29, 2023, the last trading day of fiscal year 2023. No dividends were paid on our common stock in 2021, 2022 or 2023.

Description of Certain Relationships between Information Presented in the Pay versus Performance Table

While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid versus Total Shareholder Return
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
$(500)
Compensation Actually Paid ($ in thousands)
$80
$70
$60
$50
$40
$30
$20
$10
$-
Total Shareholder Return ($)
2021
2022
2023
PEO
NEO
TSR

Compensation Actually Paid versus Net Loss
Thousands
Compensation Actually Paid
($ in thousands)
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
$(500)
$(20)
$(25)
$(30)
$(35)
$(40)
$(45)
Net Loss ($ in thousands)
2021
2022
2023
PEO
NEO
Net Loss

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2024, by: (i) each of our directors; (ii) each of our named executive officers as set forth in the summary compensation table above; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent (5%) of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. This table is based upon information supplied by officers, directors and principal stockholders and Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in the table has sole voting and dispositive power with respect to the shares indicated as beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of March 31, 2024 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Applicable percentages are based on 49,038,582 shares outstanding on March 31, 2024, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Corvus Pharmaceuticals, Inc., 863 Mitten Road, Suite 102, Burlingame, CA 94010.

	Shares of Common Stock Beneficial Ownership
		Securities	Number of
		Exercisable	Shares
		Within	Beneficially	Percent of
Name of Beneficial Owner	Common Stock	60 Days	Owned	Total
5% and Greater Stockholders
OrbiMed Private Investments V, LP(1)	6,943,654	—	6,943,654	14.2%
Entities affiliated with Adams Street Partners(2)	3,275,616	—	3,275,616	6.7%
Samlyn Capital, LLC(3)	2,496,259	—	2,496,259	5.1%
Named Executive Officers and Directors
Richard A. Miller, M.D.(4)	1,490,119	2,340,002	3,830,121	7.5%
Ian T. Clark(5)	—	171,250	171,250	*
Elisha P. (Terry) Gould III(6)	3,275,616	171,250	3,446,866	7.0%
Linda S. Grais, M.D. J.D.(7)	10,000	141,250	151,250	*
Scott W. Morrison(8)	—	171,250	171,250	*
Peter A. Thompson, M.D.(9)	6,943,654	171,250	7,114,904	14.5%
Leiv Lea(10)	282,444	726,112	1,008,556	2.0%
William B. Jones, Ph.D.(11)	133,773	726,112	859,885	1.7%
All executive officers and directors as a group (9 persons)(12)	12,135,606	4,651,810	16,787,416	31.3%

*Denotes ownership percentage less than one percent.

(1)	As reported on a Form 4 filed with the SEC on December 8, 2023 by Peter A. Thompson, M.D., these securities are held of record by OrbiMed Private Investments V, LP ("OPI V"). OrbiMed Capital GP V LLC ("GP V") is the general partner of OPI V, and OrbiMed Advisors LLC (“OrbiMed Advisors”), a registered investment adviser under the Investment Advisors Act of 1940, as amended, is the managing member of GP V. By virtue of such relationships, GP V and OrbiMed Advisors may be deemed to have voting and investment power with respect to the securities held by OPI V noted above and as a result may be deemed to beneficially own such securities for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and W. Carter Neild, each of whom disclaims beneficial ownership of the Shares held by OPI V. Peter A. Thompson, M.D., a member of our Board, is a member of OrbiMed Advisors. Each of GP V, OrbiMed Advisors and Dr. Thompson disclaims beneficial ownership of the shares held by OPI V, except to the extent of its or his pecuniary interest therein, if any. Dr. Thompson is obligated to transfer all stock options or other awards of equity-based compensation arrangements for non-employee directors received to OPI V. The address of OrbiMed Advisors is 601 Lexington Avenue, 54th Floor, New York, NY 10022-4629.
(2)	As reported on a Form 4 filed with the SEC on December 8, 2023 by Elisha P. Gould. Consists of 694,854 shares held by Adams Street 2011 Direct Fund LP ("AS 2011"), 715,361 shares held by Adams Street 2012 Direct Fund LP ("AS 2012"), 541,133 shares held by Adams

Street 2013 Direct Fund LP ("AS 2013"), 736,033 shares held by Adams Street 2014 Direct Fund LP ("AS 2014"), 69,864 shares held by Adams Street 2015 Direct Venture/Growth Fund LP ("AS 2015"), 67,769 shares held by Adams Street 2016 Direct Venture/Growth Fund LP ("AS 2016"), 87,668 shares held by Adams Street 2017 Direct Venture/Growth Fund LP ("AS 2017"), 126,806 shares held by Adams Street 2018 Direct Venture/Growth Fund LP ("AS 2018") and 236,128 shares held by Adams Street Venture/Growth VI LP ("ASVG VI"). Elisha P. Gould, a member of our Board, is a partner of Adams Street Partners, LLC. Adams Street Partners, LLC, as the managing member of the general partner of the general partner of each of AS 2011, AS 2012, AS 2013, AS 2014, AS 2015, AS 2016, AS 2017, AS 2018 and ASVG VI (collectively the "Funds"), may be deemed to beneficially own the shares held by the Funds. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray and Fred Wang, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by the Funds. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Brian Dudley, Elisha P. Gould, Robin Murray and Fred Wang disclaim beneficial ownership of the shares held by the Funds except to the extent of their pecuniary interest therein. The address of Adams Street Partners, LLC is One North Wacker Drive, Suite 2700, Chicago, IL 60606-2823.
(3)	As reported on a Schedule 13G filed by Samlyn Capital, LLC with the SEC on February 14, 2024, reporting beneficial ownership as of December 31, 2023. Samlyn Capital, LLC reported that it, Samlyn, LP and Robert Pohly have shared voting and dispositive power with respect to 2,496,259 shares of common stock and no sole voting or dispositive power with respect to any shares of common stock. Samlyn Capital, LLC also reported that all of the securities reported in the Schedule 13G are directly owned by advisory clients of Samlyn Capital, LLC and that none of those advisory clients may be deemed to beneficially own more than 5% of the common stock. The business address for each of Samlyn Capital, Samlyn, LP and Robert Pohly is c/o Samlyn Capital, LLC, 500 Park Avenue, 2nd Floor, New York, New York 10022.
(4)	Consists of 1,454,405 shares of common stock held by Richard A. Miller and Sandra J. Horning, Trustees of the Miller Horning Family Trust u/a/d January 25, 1985 (Miller Horning Trust), 35,714 shares of common stock directly held by Richard A. Miller, and 2,340,002 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2024. Dr. Miller has shared voting, investment and dispositive power over the shares held by the Miller Horning Trust.
(5)	Consists of 171,250 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2024.
(6)	Consists of the shares described in footnote (2) above and 171,250 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2024. Mr. Gould disclaims beneficial ownership of the shares listed in footnote (2), except to the extent of his pecuniary interest therein.
(7)	Consists of 10,000 shares of common stock held by Linda S. Grais, M.D., J.D. and 141,250 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2024.
(8)	Consists of 171,250 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2024.
(9)	Consists of 6,943,654 shares of our common stock held by OrbiMed Private Investments V, L.P. (“OrbiMed”). Dr. Thompson disclaims beneficial ownership of the shares held by OrbiMed except to the extent of his pecuniary interest therein. Also consists of 171,250 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2024.
(10)	Consists of 149,206 shares of our common stock held by Mr. Lea and Deborah Karlson, Trustees of the Karlson Lea Family Trust UTA dated February 11, 1998 (Karlson Lea Trust), 133,238 shares of our common stock held by the Leiv Lea IRA Contributory and 726,112 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2024. Mr. Lea has shared voting, investment and dispositive power over the shares held by the Karlson Lea Trust.
(11)	Consists of 133,773 shares of common stock and 726,122 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2024.
(12)	Consists of 12,125,606 shares of our common stock and 4,651,810 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2024.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Corvus stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Secretary, Corvus Pharmaceuticals, Inc., 863 Mitten Road, Suite 102, Burlingame, CA 94010, or (3) request from the Company by calling (650) 900-4520. Stockholders who currently receive multiple copies of this proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, proxy statement, Proxy Card or Notice of Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

The Board knows of no other matters that will be presented for consideration at the virtual Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Our website address is www.corvuspharma.com. The information in, or that can be accessed through, our website is not deemed to be incorporated by reference into this proxy statement. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments to those reports are available, free of charge, on or through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The public may read and copy any materials we file with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2023 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Corvus stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary, Corvus Pharmaceuticals, Inc., 863 Mitten Road, Suite 102, Burlingame, CA 94010.

By Order of the Board of Directors

/s/ RICHARD A. MILLER
Richard A. Miller, M.D. President and Chief Executive Officer

April 26, 2024

Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. 01 - Scott W. Morrison For Withhold 1UPX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03YZEB + + A Proposals — The Board of Directors recommend a vote FOR the election of director nominee in Proposal 1 and FOR Proposals 2 and 3. 2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024. 1. To elect one Class II Director with term to expire at the 2027 annual meeting of stockholders: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 2024 Annual Meeting Proxy Card 3. To approve, on a non-binding advisory basis, the compensation of our named executive officers. For Against Abstain MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 612175 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ 000001 You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/CRVS or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CRVS Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CRVS Notice of 2024 Annual Meeting of Stockholders of Corvus Pharmaceuticals, Inc. June 13, 2024 at 1:00 p.m., Pacific Time This proxy is solicited by the Board of Directors. The undersigned stockholder(s) hereby appoint(s) Richard A. Miller, M.D. and Leiv Lea, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of Dr. Miller and Mr. Lea to represent and vote, as designated on the reverse side of this ballot, all the shares of Corvus Pharmaceuticals, Inc. that the undersigned is/are entitled to vote, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Corvus Pharmaceuticals, Inc. which will be held on June 13, 2024, at 1:00 p.m., Pacific Time, virtually via the internet at meetnow.global/MT9DCT6, or at any postponement or adjournment thereof, on all matters set forth on the reverse side and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such directions are indicated, the proxies will have authority to vote in accordance with the Board of Directors’ recommendations. (Items to be voted appear on reverse side) Corvus Pharmaceuticals, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + The 2024 Annual Meeting of Stockholders of Corvus Pharmaceuticals, Inc. will be held on Thursday, June 13, 2024 at 1:00 p.m. Pacific Time, virtually via the internet at meetnow.global/MT9DCT6. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.